Exhibit 10.1

DMA TERMINATION AGREEMENT

This DMA TERMINATION AGREEMENT (this “Agreement”), dated as of March 31, 2017, is by and among Orchard Securities, LLC, a Utah limited liability company ( “Orchard”), Lightstone Value Plus Real Estate INCOME Trust, Inc., a Maryland corporation (the “REIT” and together with Orchard, the “Parties” and individually, a “Party”).

WITNESSETH:

WHEREAS, each of the Parties is a party to that certain Dealer Manager Agreement, dated March, 2015 (the “Dealer Manager Agreement”);

WHEREAS, the Parties wish to terminate the Dealer Manager Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Termination of the Dealer Manager Agreement. Each of Orchard and the REIT, hereby agree and acknowledge that, notwithstanding any term of the Dealer Manager Agreement, as of March 31, 2017 (the “Effective Date”), the Dealer Manager Agreement will be irrevocably and unconditionally terminated (requiring no further action on the part of the parties thereto), and that each shall have no further liability or obligation under the Dealer Manager Agreement, in law or in equity, to the other, regardless of when any such liability or obligation arises or becomes known.

2.	Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

3.	Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of New York, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.

4.	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

5.	Further Assurances. Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.

6.	Parties in Interest. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement.

7.	Entire Agreement. This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements, agreements and understandings, both oral and written, whether in term sheets, presentations or otherwise among the Parties, or between any of them, with respect to the subject matter hereof and thereof.

8.	Headings. The headings and captions herein are inserted for convenience of reference only and are not intended to govern, limit or aid in the construction of any term or provision hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ORCHARD SECURITIES, LLC
By:	/s/ Kevin Bradburn
Name:	Kevin Bradburn
Title:	President

LIGHTSTONE REAL ESTATE INCOME TRUST, INC.
By:	/s/ David Lichtenstein
Name:	David Lichtenstein
Title:	Chief Executive Officer

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